EXHIBIT 10.5

February 25, 2019

Darryl Wellinghoff
144 Jefferson’s Hundred
Williamsburg, VA 23185

RE: Offer of Employment

Dear Darryl,

La Jolla Pharmaceutical Company (the “Company”) is pleased to offer you the regular, full-time, exempt position of Chief Commercial Officer reporting to Chief Executive Officer. Your anticipated start date of employment (“Employment Start Date”) will tentatively be March 18, 2019. This offer and your employment relationship will be subject to the terms and conditions of this letter.

If you decide to join us, your initial annual base salary will be $382,000 less applicable withholdings and deductions paid in accordance with the Company’s normal payroll practices. Thereafter, you will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval.

Additionally, you will be eligible for an annual bonus in a target amount equal to 40% of your annual base salary, subject to achievement of individual and Company goals established annually beginning with fiscal year 2019 which runs from January to December. Any annual bonus payment made to you may be pro-rated for your first year of service. Payment of annual bonuses are conditioned upon your continued employment with the Company through the date of payment; you will not be eligible for bonus payments for completed fiscal years if your service terminates prior to the date of payment.

Please understand that this offer of employment is contingent upon the satisfactory outcome of a personal background check, which, depending upon your position and department, may include professional references, verification of previous employment and education, criminal background check, drug screening, Food & Drug Administration (FDA) debarment, Office of the Inspector General (OIG) exclusion check and a department of motor vehicles (DMV) check.

Subject to approval and your commencement of employment, you will be eligible to receive an option under the Company’s equity compensation plan to purchase up to 80,000 shares of the Company’s common stock, at a price per share equal to the fair value of the common stock on the date of grant (the “Option”). The Option will vest with respect to 1/4th of the underlying shares on the first anniversary of your commencement of employment, and the remainder will vest with respect to 1/48th of the underlying shares monthly thereafter over the next three years, so that the Option is fully vested and exercisable over a period of four years, subject to your continued service during this time. The Option will be subject to the terms and conditions of the Company’s equity compensation plans and stock option agreements.

During your employment, you will be eligible to participate in any and all employee benefit plans made available by the Company from time to time to its employees generally, subject to plan terms and generally applicable Company policies. In addition to holidays observed by the Company, you will be eligible for vacation in accordance with the policies of the Company, as in effect from time to time. You are also eligible to use up to 40 hours of sick time per year. The Company reserves the right to change or eliminate its benefits on a prospective basis at any time.

You will be expected to devote your full business time and your best professional efforts, judgment, knowledge and skill exclusively to the performance of your duties and responsibilities for the Company and its affiliates, and to abide by all Company policies and codes of conduct, as in effect from time to time. You will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time.

If you accept our offer, your employment with the Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, for any reason, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties or reporting relationship to meet business needs, and to use its managerial discretion in deciding on appropriate discipline when it deems circumstances so warrant.

If, within one year from the Employment Start Date, your employment is terminated by the Company without Cause, or by you for Good Reason, and such termination occurs following a Change in Control, then you shall be entitled to receive the “Change of Control Severance Payments” (defined below), subject to your execution and delivery of a fully effective and irrevocable Release and Waiver in the form attached hereto as Exhibit A (which shall be delivered within 45 days following termination of your employment). For purposes of this agreement, the Change of Control Severance Payments shall mean the sum of: (i) a series of payments over a six-month period (payable on the Company’s normal payroll dates) equal in the aggregate to the sum of: (A) six months of the Base Salary then in effect, and (B) one-half of the then-applicable Target Bonus, in each case less required deductions and withholdings; [(ii) accelerated time-based vesting of shares subject to all stock awards issued by the Company, for the number of shares which would have vested accordingly had you continued employment with the Company for a period of six months after termination; and (iii) to the extent permissible under applicable law, reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to you immediately prior to termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a period of up to 6 months from the date of termination.

For purposes of this agreement, “Cause” means that, in the reasonable determination of the Company, you have:

(i)
been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company;

(ii)	participated in any fraud against the Company;

(iii)	willfully and materially breached a Company policy;

(iv)	intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company; or

(v)	engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve.
For purposes of this Agreement, “Change in Control” means the occurrence of any of the following: the consummation of an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the

Transaction, or, in the case of an applicable Ownership Change Event the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. “Ownership Change Event” means the consummation of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.
For purposes of this agreement, “Good Reason” shall mean the occurrence of any of the following events without your consent:

(i)	a material reduction (which shall mean 20% or more) by the Company of the Base Salary as initially set forth herein or as the same may be increased from time to time;

(ii)	a material reduction by the Company of your management responsibilities;

(iii)
a material breach of this Agreement by the Company; provided however, that your resignation due to any of the foregoing conditions shall only be deemed for Good Reason if: (i) you give the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (iii) you actually resign your employment within the first 30 days after expiration of the Cure Period. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute the payment of “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) that are payable upon termination of employment shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”)).

It is intended that each installment payment provided for in this Agreement is a separate
“payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the severance benefits set forth herein (consisting of either the Severance Payments or the Change of Control Severance Payments, and collectively referred to as the “Severance Benefits”) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A that is not exempt from Section 409A and you are, at the time of your Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release and Waiver, the Company will pay you the Severance Benefits you would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release and Waiver, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

This offer is contingent upon the following:

•	You signing and abiding by the Company’s Proprietary Information, Nondisclosure, and
Assignment Agreement (see enclosed);

•	You signing the Company’s Mutual Agreement to Arbitrate (see enclosed);

•
Your compliance with federal I-9 requirements (although you have three days to complete this process, please provide suitable documentation on your first day of work verifying your identity and legal authorization to work in the United States).

This letter, including the enclosed Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate, constitutes the entire agreement between you and the Company relating to this subject matter, and supersedes all prior or contemporaneous agreements, understandings, negotiations and representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended, and no breach is to be regarded as waived, unless agreed to in a specific, written agreement signed by you and the
Company. This letter shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to our offices at 4550 Towne Centre Ct., San Diego CA 92121 or by email to svedrick@ljpc.com. If you do accept as provided, this letter will take effect as a binding agreement between you and the Company on the date it is received, provided that you sign, date and return the Company’s Proprietary Information, Nondisclosure, and Assignment Agreement and Mutual Agreement to Arbitrate and satisfy the other conditions set forth above no later than 5:00 p.m. (Pacific Time) on February 27, 2019.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call Sandra Vedrick, Director, HR & IR at (858) 207-4264 Ext. 1135.

Sincerely,

/s/ George F. Tidmarsh
George F. Tidmarsh
Chief Executive Officer

Date:	February 27, 2019	/s/ Darryl Wellinghoff
Darryl Wellinghoff
Chief Financial Officer
(Principal Executive, Principal Financial and Accounting Officer)

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED AT TIME OF TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON
In consideration of the severance payments and other post-employment benefits set forth in that certain employment offer letter, dated     , to which this form is attached (the “Employment Agreement”), I, Darryl Wellinghoff . hereby furnish La Jolla Pharmaceutical Company (the “Company”), with the following release and waiver (the “Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”).

I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Darryl Wellinghoff